Exhibit 99.1

RESORTS INTERNATIONAL HOTEL AND CASINO, INC. REPORTS

RESULTS FOR THE QUARTER AND SIX MONTHS ENDED

JUNE 30, 2005

ATLANTIC CITY, August 11, 2005 - Resorts International Hotel and Casino, Inc. (“Resorts”), which owns and operates Resorts Atlantic City, a casino/hotel in Atlantic City, NJ, today, reported its operating results for the second quarter ended June 30, 2005.

Second Quarter 2005 Results

Earnings before interest, taxes, depreciation, and amortization (“EBITDA”) for the second quarter were $12.9 million as compared to $9.0 million in the year earlier quarter. The increase in EBITDA was a result of a $4.6 million increase in net revenues and the result of the reimbursement of certain employee costs in the amount of $1.7 million by an affiliate of Resorts’ parent company for the time spent by these employees on the acquisition of properties from Harrah’s Entertainment, Inc. and Caesars Entertainment, Inc. Net income for the quarter was $1.2 million compared to net loss of $0.4 million in the second quarter of 2004.

Gaming revenues for the quarter were $67.3 million, compared to $62.5 million for the comparable 2004 quarter. Net revenues for the quarter were $62.7 million, compared to $58.1 million in the prior year, an increase of 7.9%. Gaming volumes for the second quarter were up 27.7% and 4.6% for table drop and slot handle, respectively.

Room revenue for the second quarter increased $2.1 million over 2004, as a result of an increase in the occupied room nights and room rate due to the new tower opening on June 16, 2004.

First Six Months of 2005 Results

EBITDA for the first six months of 2005 was $19.0 million as compared to $14.2 million for 2004. The increase in EBITDA for 2005 is a result of $9.8 million increase in net revenues and the result of the reimbursement of certain employee costs in the amount of $2.2 million by an affiliate of Resorts’ parent company for the time spent by these employees on the acquisition of properties from Harrah’s Entertainment, Inc. and Caesars Entertainment, Inc. Net loss for the first half of 2005 was $2.0 million compared to a net loss of $2.1 million in 2004.

Gaming revenues for the first half of 2005 were $128.5 million compared to the $117.7 million in 2004. Net revenues for the first half of 2005 were $119.0 million compared to $109.2 million in 2004, an increase of 9.0%. Gaming volumes for the first half of 2005 were up 20.0% and 7.4% for table drop and slot handle, respectively.

Gross rooms revenue for the first half of 2005 increased $3.5 million over 2004, as a result of more than 36,000 additional occupied room nights due to the new tower.

“We are pleased with the positive trends in our gaming volumes,” said Nick Ribis, Vice Chairman of Resorts. “We continue to attract new guests and increase our amenities, including the new casino bar, 25 Hours, which opened last week.”

Capital Expenditures

During the second quarter 2005, the Company invested $7.2 million of capital, consisting of $2.5 million for maintenance capital expenditures and $4.7 million related to various construction projects. In the first half of 2005, the Company invested $11.9 million of capital, including $3.7 million for maintenance capital expenditures and $8.2 million for various construction projects.

Non-GAAP Financial Measures

EBITDA is not a Generally Accepted Accounting Principles (GAAP) measurement but is commonly used as a measure of a company’s performance. A reconciliation of EBITDA to Net income (loss) is attached to this release.

EBITDA is presented as a supplemental disclosure because it is used by the company in reviewing and analyzing its performance. EBITDA is used widely within the gaming industry as an indicator of performance and of the value of gaming companies.

This information should not be considered as an alternative to any measure of performance as promulgated under accounting principles generally accepted in the United States, such as operating income, net income or net cash provided by operating activities.

Resorts’ calculation of EBITDA may be different from the calculation used by other companies and therefore comparability may be limited.

Investor Conference Call

Management will conduct a conference call for holders of Resorts 11 1/2% First Mortgage Notes and investment analysts on Thursday, August 11, 2005 at 3:00 PM EDT. Interested participants should call toll free 1-888-208-1812 ID: “Resorts Atlantic City 2nd Quarter Conference Call”. The digital rebroadcast can be accessed by calling 1-888-203-1112. International participants may call 719-457-2654 passcode 5895413. A replay of the call will also be available at www.streetevents.com. After logon to www.streetevents.com, please enter “Resorts Atlantic City” to replay the call.

Readers are cautioned that forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties that cannot be predicted or quantified and, consequently, the actual performance or results of Resorts may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, but are not limited to, the following factors as well as other factors described from time to time in our reports filed with the SEC (including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained therein): financial community and rating agency perceptions of Resorts, the effects of economic, credit and capital market conditions on the economy in general, and on gaming and hotel companies in particular; construction factors, including delays, zoning issues, environmental restrictions, soil and water conditions, weather and other hazards, site access matters and building permit issues; the effects of environmental and structural building conditions relating to our properties; the ability to timely and cost-effectively integrate into Resort’s operations. Access to available and feasible financing, on a timely basis; changes in laws (including increased tax rates), regulations or accounting standards, third-party relations and approvals, and decisions of courts, regulators and governmental bodies; litigation outcomes and judicial actions, abnormal gaming holds; and the effects of competition, including locations of competitors and operating and market competition.

Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made. Resorts disclaims any obligation to update the forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements which speak only as of the date stated, or if no date is stated, as of the date of this press release.

RESORTS INTERNATIONAL HOTEL AND CASINO, INC.

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (Unaudited)

(Dollars in thousands)

	Three months ended June 30,		Six months ended June 30,
	2005	2004	2005	2004
Net revenues	$62,651	$58,071	$119,042	$109,231
Operating expenses	49,721	49,085	100,072	94,986
Pre-opening expenses	—	2,145	—	2,162
Depreciation and amortization	4,795	4,161	9,489	7,600

Income from operations	8,135	2,680	9,481	4,483

Interest income	138	112	275	281
Interest expense, net of capitalized interest	(6,091)	(3,626)	(12,001)	(7,424)
Other income	7	816	28	760

Income (loss) before income taxes	2,189	(18)	(2,217)	(1,900)

(Provision) benefit for income taxes	(1,030)	(411)	207	(168)

Net income (loss)	$1,159	$(429)	$(2,010)	$(2,068)

RESORTS INTERNATIONAL HOTEL AND CASINO, INC.

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (Unaudited)

(Dollars in thousands)

Reconciliation of EBITDA to Net income (loss)

	Three months ended June 30,		Six months ended June 30,
	2005	2004	2005	2004
Net revenues	$62,651	$58,071	$119,042	$109,231
Operating expenses	49,721	49,085	100,072	94,986

EBITDA (a)	12,930	8,986	18,970	14,245
Pre-opening expenses	—	2,145	—	2,162
Depreciation and amortization	4,795	4,161	9,489	7,600

Income from operations	8,135	2,680	9,481	4,483
Interest income	138	112	275	281
Interest expense	(6,091)	(3,626)	(12,001)	(7,424)
Other income	7	816	28	760
(Provision) benefit for income taxes	(1,030)	(411)	207	(168)

Net income (loss)	$1,159	$(429)	$(2,010)	$(2,068)

(a)	EBITDA is earnings before interest, taxes, depreciation and amortization. EBITDA is not a Generally Accepted Accounting Principles (GAAP) measurement. EBITDA information is being included, as we believe it is a commonly used measure of operating performance in the gaming industry. We use EBITDA as the primary operating performance measurement in evaluating management’s performance. EBITDA is provided to enhance an investor’s understanding of our operating results. It should not be construed as an alternative to income from operations as an indicator of operating performance or as an alternative to cash flows from operating activities as a measure of liquidity as determined in accordance with GAAP. All companies do not calculate EBITDA in the same manner. As a result, EBITDA as reported may not be comparable to EBITDA as reported by other companies.

RESORTS INTERNATIONAL HOTEL AND CASINO, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

	June 30, 2005	December 31, 2004
	(Unaudited)
ASSETS

Cash and cash equivalents	$23,922	$31,512
Other current assets	20,135	15,726

Total current assets	44,057	47,238

Property and equipment, net	262,506	256,243
Other assets (including $103 and $500 of restricted cash and cash equivalents in 2005 and 2004, respectively)	16,957	18,215

Total assets	$323,520	$321,696

LIABILITIES AND SHAREHOLDER’S EQUITY

Current liabilities	$39,525	$38,970
Long-term debt, less current portion	197,802	193,951
Other long-term liabilities	6,010	6,582

Total liabilities	243,337	239,503

Common stock	—	—
Capital in excess of par	77,673	77,673
Retained earnings	2,510	4,520

Total shareholder’s equity	80,183	82,193

Total liabilities and shareholder’s equity	$323,520	$321,696